Exhibit 99.1

Caribou Biosciences Provides Business Update and Reports Third Quarter 2021 Financial Results

On track to achieve key milestones, including plan to disclose initial clinical data in 2022 for lead product candidate CB-010

Expanded leadership with appointments of Ran Zheng and

Dara Richardson-Heron, M.D., to board of directors and

Ruhi Khan as chief business officer

Ended third quarter with strong cash position of $435.3 million

BERKELEY, CA, November 9, 2021 (GLOBE NEWSWIRE) – Caribou Biosciences, Inc. (Nasdaq: CRBU), a leading clinical-stage CRISPR genome-editing biopharmaceutical company, today reported business highlights and financial results for the third quarter of 2021.

“Our important progress during 2021 continues as we advanced our lead therapeutic product candidate into the clinic, completed a successful IPO, and expanded our leadership team with highly experienced and regarded professionals,” said Rachel Haurwitz, Ph.D., Caribou’s president and chief executive officer. “Caribou’s differentiated chRDNA genome-editing technology and proprietary delivery approach enable high specificity multiplex editing, which we believe is key to the creation of sophisticated allogeneic CAR-T and CAR-NK therapies that have the potential to provide persistent antitumor activity. We are developing our four wholly-owned allogeneic cell therapy product candidates for the treatment of hematologic and solid tumors, including our lead product candidate, CB-010, which is being evaluated in the ANTLER Phase 1 clinical trial in patients with relapsed or refractory B cell non-Hodgkin lymphoma. We look forward to achieving key milestones in 2022, including our plans to disclose initial data from the ANTLER trial as well as to file an IND for our next product candidate, CB-011.”

Recent Business Highlights

Published data demonstrating the significantly improved specificity of Caribou’s proprietary CRISPR hybrid RNA-DNA (chRDNA) guide technology compared to all-RNA guides. In September 2021, Caribou and its collaborators published studies demonstrating that its CRISPR hybrid RNA-DNA (chRDNA) guide technology provides significantly improved specificity compared to all-RNA guides, thereby enabling high levels of intended genomic edits in cells while eliminating or minimizing inadvertent off-target events. Higher specificity is a key advantage of Caribou’s cell therapies and of critical importance in therapies that contain multiple genome edits. The data were described in a peer-reviewed article entitled, “Conformational control of Cas9 by CRISPR hybrid RNA-DNA guides mitigates off-target activity in T cells,” in the journal Molecular Cell.

Expanded Caribou’s board of directors. Ran Zheng and Dara Richardson-Heron, M.D., were appointed to Caribou’s board of directors in September 2021 and November 2021, respectively. Ms. Zheng brings over 25 years of biotechnology industry leadership experience in biologics drug development with broad expertise in technical operations and the manufacture of gene and cell therapies and currently serves as chief executive officer of Landmark Bio. Dr. Richardson-Heron has over 25 years of leadership experience in the healthcare, corporate, nonprofit, and government sectors. She previously served as chief patient officer for Pfizer and chief executive officer for the YWCA of the USA and for the Greater NYC Affiliate of Susan G. Komen for the Cure. They join existing directors: Andrew Guggenhime (board chair), Scott Braunstein, M.D., Rachel Haurwitz, Ph.D., Natalie Sacks, M.D., and Nancy Whiting, Pharm.D.

Added to Caribou’s leadership team. In November 2021, Caribou appointed Ruhi Khan as chief business officer. Ms. Khan brings over 20 years of business development and investment management experience focused on the biotechnology and pharmaceutical industries.

Completed upsized IPO raising $321.0 million in net proceeds. In July and August 2021, Caribou completed its IPO, selling a total of 21,850,000 shares for aggregate net proceeds of $321.0 million, after deducting underwriting discounts and commissions and other offering expenses.

Upcoming Milestones

CB-010: Caribou expects to disclose initial data from the ongoing ANTLER Phase 1 trial in patients with relapsed or refractory B-NHL in 2022. CB-010 is an allogeneic anti-CD19 CAR-T cell therapy derived from healthy donor T cells engineered using Cas9 chRDNA technology to introduce a CD19-specific CAR into the TRAC gene locus, thus eliminating expression of the T cell receptor to reduce the risk of graft versus host disease. The T cells are further modified to knock out the PDCD1 gene, preventing the expression of the PD-1 protein, and with the intent of boosting the persistence of CAR-T cell antitumor activity.

CB-011: Caribou expects to file an Investigational New Drug (IND) application for its CB-011 program in 2022. CB-011 is an allogeneic anti-BCMA CAR-T cell therapy derived from healthy donor T cells that is being developed as a potential treatment for relapsed or refractory multiple myeloma. Caribou is engineering healthy donor T cells using its proprietary Cas12a chRDNA technology to introduce a humanized BCMA-specific CAR into the TRAC gene locus. In addition, Caribou utilizes an immune cloaking strategy designed to prevent rapid immune rejection of CB-011. This strategy comprises two edits: knockout of the endogenous B2M gene and site-specific insertion of a B2M–HLA-E fusion gene into the T cell genome.

CB-012: Caribou expects to file an IND application for its CB-012 program in 2023. CB-012 is an allogeneic anti-CD371 CAR-T cell therapy derived from healthy donor T cells for the potential treatment of relapsed or refractory acute myeloid leukemia. CB-012 cells are engineered using

Caribou’s proprietary Cas12a chRDNA technology to introduce a fully-human CD371-specific CAR into the TRAC locus and to armor the cells to promote their persistence.

CB-020: Caribou expects to announce target selection for its CB-020 program in 2022. CB-020, a CAR-NK product candidate, is the lead program in Caribou’s proprietary genome-edited iPSC-derived natural killer (iNK) cell therapy platform. Multiplex-edited CAR-NKs hold significant potential for treating a variety of solid tumor types.

Third Quarter 2021 Financial Results

Cash and cash equivalents: Caribou ended the third quarter of 2021 with cash and cash equivalents of $435.3 million, which includes $321.0 million in aggregate net proceeds from the company’s IPO completed in July and August 2021.

Licensing and collaboration revenue: Revenue generated from Caribou’s licensing and collaboration agreements was $4.0 million for the third quarter of 2021, compared to $1.2 million for the third quarter of 2020. The increase was primarily due to revenue recognized pursuant to the AbbVie collaboration agreement.

R&D expenses: Research and development expenses were $15.8 million in the third quarter of 2021, compared to $6.2 million in the third quarter of 2020. The increase was primarily due to costs associated with clinical trial and pre-clinical study activities, payroll-related expenses for increased headcount, and facilities expenses.

G&A expenses: General and administrative expenses were $6.8 million in the third quarter of 2021, compared to $3.2 million in the third quarter of 2020. The increase was primarily due to payroll-related expenses for increased headcount, legal and accounting services associated with operating as a public company, and facilities and other expenses.

Other income (expense): The company recorded a non-cash expense of $2.4 million related to the change in fair value of the success payments liability under its license agreement with Memorial Sloan Kettering Cancer Center (MSKCC) in the third quarter of 2021, primarily related to the increase in the fair value of Caribou’s common stock following the IPO.

Net loss: Net loss was $21.0 million for the third quarter of 2021, compared to $7.9 million for the third quarter of 2020.

About Caribou Biosciences, Inc.

Caribou is a clinical-stage CRISPR genome-editing biopharmaceutical company dedicated to transforming the lives of patients with devastating diseases by applying the company’s proprietary chRDNA technology toward the development of next-generation, genome-edited allogeneic immune cell therapies. The company is developing a pipeline of genome-edited, off-the-shelf CAR-T and CAR-NK cell therapies for the treatment of both hematologic malignancies and solid tumors. The therapies target cell surface antigens for which autologous CAR-T cell therapeutics have previously demonstrated clinical proof-of-concept as well as additional emerging targets.

For more information about Caribou, visit www.cariboubio.com and follow the company @CaribouBio.

“Caribou Biosciences” and the Caribou logo are registered trademarks of Caribou Biosciences, Inc.

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements related to Caribou’s strategy, plans and objectives, and expectations regarding its clinical and preclinical development programs, including its timing expectations. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements are subject to risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements. Risks and uncertainties include without limitation the risks inherent in drug development such as those associated with the initiation, cost, timing, progress, and results of current and future research and development programs, preclinical studies, and clinical trials, as well as other risk factors described from time to time in Caribou’s filings with the Securities and Exchange Commission, including its final prospectus filed on July 23, 2021. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. Except as required by law, Caribou undertakes no obligation to update publicly any forward-looking statements for any reason.

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Caribou Biosciences, Inc.

Condensed Consolidated Balance Sheet Data

(Unaudited)

(In thousands)

	September 30,	December 31,
	2021	2020
Cash and cash equivalents	$435,310	$15,953
Total assets	461,960	36,046
Total liabilities	57,559	18,160
Convertible preferred stock	—	41,323
Total stockholders' equity (deficit)	404,401	(23,437)

Caribou Biosciences, Inc.

Condensed Consolidated Statement of Operations

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Licensing and collaboration revenue	$3,977	$1,198	$7,039	$11,377
Operating expenses:
Research and development	15,833	6,180	37,144	22,401
General and administrative	6,760	3,247	16,469	9,887
Total operating expenses	22,593	9,427	53,613	32,288
Loss from operations	(18,616)	(8,229)	(46,574)	(20,911)
Other income (expense):
Interest income	22	4	72	157
Interest expense	—	(6)	(8)	(14)
Change in fair value of equity securities	—	—	—	(733)
Change in fair value of the MSKCC success payments liability	(2,403)	—	(3,584)	—
Gain on extinguishment of PPP loan	—	—	1,584	—
Other income	23	85	66	431
Total other income (expense)	(2,358)	83	(1,870)	(159)
Net loss before provision for income taxes	(20,974)	(8,146)	(48,444)	(21,070)
Benefit from income taxes	—	213	—	1,465
Net loss and comprehensive loss	$(20,974)	$(7,933)	$(48,444)	$(19,605)
Net loss per share, basic and diluted	$(0.46)	$(0.93)	$(2.20)	$(2.31)
Weighted-average common shares outstanding, basic and diluted	45,889,646	8,537,965	22,052,944	8,470,019

Caribou Biosciences, Inc.

Contact

Amy Figueroa, CFA

Investor Relations and Corporate

Communications

Investors:

Elizabeth Wolffe, Ph.D., and Sylvia Wheeler

Wheelhouse LSA

lwolffe@wheelhouselsa.com

swheeler@wheelhouselsa.com

Media:

Greg Kelley
Ogilvy
gregory.kelley@ogilvy.com
617-461-4023

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